Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

F&M Bank Announces Appointment of Ahmed Alomari to Board of Directors

ARCHBOLD, OHIO, June 25, 2025 – F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO), announces the appointment of Ahmed Alomari to the Board of Directors of both the Company and the Bank. Mr. Alomari was appointed by the F&M Board of Directors on June 24, 2025, at the monthly board meeting.

Mr. Alomari is widely recognized for his expertise in Oracle database performance and enterprise systems architecture. He founded Cybernoor in 2007 and remained CEO until it was acquired in 2021 by Buchanan Technologies [Cybernoor Info]. As part of the acquisition, Alomari became the Executive Vice President for Buchanan Technologies, overseeing the company’s database and application operations [Buchanan Technologies Appoints Ahmed Alomari as Executive VP].

“Ahmed brings a deep level of technical expertise and a strong track record of innovation and strategic insight,” said Lars Eller, President and CEO of F&M Bank. “His knowledge of enterprise systems and data performance will be a valuable asset as we continue to enhance our digital capabilities and technology infrastructure.”

Mr. Alomari holds a degree in Computer Science from the University of Michigan’s School of Engineering.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in Troy, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.